Execution Copy
STATE OF NORTH CAROLINA
COUNTY OF WAKE
PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made as of the last date set forth in the signature blocks below by and between BANDWIDTH INC., a Delaware corporation (hereinafter referred to as “Seller”), and USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”). Seller and Purchaser are at times collectively referred to hereinafter as the “Parties” or individually as the “Party.”
1.Agreement. Subject to the terms and conditions hereinafter set forth in this Agreement, Purchaser hereby offers to purchase, and Seller agrees to sell and convey all of that parcel or plot of land described below as the Property, together with all improvements located thereon.
2.Definitions. In addition to the defined terms set forth elsewhere in this Agreement, unless the context otherwise requires, the following terms used in this Agreement, as indicated by their initial capitalization, shall be defined as follows:
2.1    “Bandwidth Agreements” means this Agreement and the Lease.
2.2    “City” means the City of Raleigh, a North Carolina municipal corporation.
2.3    “Closing” means the transfer and conveyance of fee simple legal title to the Property from Seller to Purchaser.
2.4    “Closing Date” means the date Seller transfers to Purchaser fee simple legal title to the Property and being more specifically defined in Section 8 hereof.
2.5    “Development” means the planning, design, construction and use of the Project, the Parking Improvements and the Phase 2 Work, all in accordance with the approved Entitlements, the Site Plan and the Lease.
2.6    “Development Rights” means all of Purchaser’s right, title, interest and obligations in, to and under the Inspection Materials, the Entitlements, the Site Plan and any contracts executed by Purchaser or its affiliate in connection with the Development.
2.7    “Development Rights Assignment” means an assignment by Purchaser to Seller (at no cost to Seller) of all of its right, title and interest in and to the Development Rights, to the extent assignable and without representation or warranty.
2.8    “Easement and Use Agreement” means that certain Easement and Use Agreement to be executed at Closing by Seller and Purchaser substantially in the form attached hereto as Exhibit D.

2.9    “Effective Date” means the later of the date of Purchaser’s or Seller’s execution of this Agreement, as indicated below their executions hereon.
2.10    “Entitlements” means, as applicable, all Zoning and other approvals Purchaser must obtain from the City for the Development, including, but not limited to, all permits (other than a building permit) and all final unappealed and unappealable land development, zoning and other approvals from all governing bodies having jurisdiction over the Property for the Development in accordance with the Site Plan.
2.11    “Entitlement Date” means the date Purchaser receives notice that the City has approved the necessary Entitlements for the Development.
2.12    “Escrow Agreement” means an Escrow Agreement between Seller, Purchaser and Title Company, substantially in the form attached hereto as Exhibit B.
2.13    “Failure to Close” is defined in Section 11.1 hereof.
2.14    “Inspections” is defined in Section 6.1.2 hereof.
2.15    “Inspection Claims” is defined in Section 6.1.2 hereof.
2.16    “Inspection Materials” is defined in Section 6.2.1 hereof.
2.17    “Insufficient Capital” is defined in Section 11.1 hereof.
2.18    “Lease” means that certain Lease Agreement dated as of the Effective Date hereof between Seller, as tenant, and Purchaser, as landlord, as amended, modified, and/or supplemented from time to time, pursuant to which Seller leases from Purchaser the entirety of the Project pursuant to the terms and conditions contained therein.
2.19    “Material Adverse Event” is defined in Section 12.1 hereof.
2.20    “Memorandum of ROFO” is defined in Section 8.2.1.
2.21    “Outside Date” means sixty (60) days prior to the Outside State PSA Closing Date.
2.22    “Outside State PSA Closing Date” means the outside closing date permitted under the State PSA, which as of the Effective Date is December 31, 2021.
2.23    “Parking Improvements” is defined in the State PSA.
2.24    “Permitted Exceptions” is defined in Section 6.3 hereof.
2.25    “Phase 2 Work” means, in connection with the Development, Purchaser shall perform certain site planning, site disturbance, infrastructure installation and other site work on the Seller Retained Parcel, all as more particularly described in the Lease.

2.26    “Property” means approximately twenty-three and 76/100ths (23.76) acres of that certain parcel or tract of the land lying in the City of Raleigh, Wake County, North Carolina containing forty and 82/100ths (40.82) acres, more or less, and being located at 4501 Reedy Creek Road, Raleigh, NC (the “Land”), together with any easements or other appurtenances appertaining thereto as depicted and described on Exhibit A attached hereto and incorporated herein by reference.
2.27    “Property Information” is defined in Section 6.2.2 hereof.
2.28    “Project” means the planning, design, construction and use of (i) one (1) office building consisting of approximately 460,073 square feet, (ii) a school consisting of approximately 31,300 square feet (iii) a multi-purpose facility consisting of approximately 13,425 square feet, (iv) a fitness building consisting of approximately 29,091 square feet, and (v) a parking facility, all to be located on the Property.
2.29    “Purchase Price” means Seventeen Million Four Hundred Sixty-Two Thousand Twenty-Eight and No/100 Dollars ($17,462,028.00).
2.30    “Purchaser’s Closing Documents” is defined in Section 8.2 hereof.
2.31    “Purchaser’s Conditions Precedent” is defined in Section 7.3 hereof.
2.32    “Purchaser’s Title Commitment” is defined in Section 6.3 hereof.
2.33    “Purchaser’s Title Objection Notice” is defined in Section 6.3 hereof.
2.34    “Registry” means the Wake County Register of Deeds.
2.35    “ROFO Agreement” is defined in Section 8.2.1 hereof.
2.36    “Seller Inspection Period” means Seller’s inspection period under the State PSA, which, as of the Effective Date, expires May 11, 2021 (as may be extended pursuant to the State PSA).
2.37    “Seller’s Closing Documents” is defined in Section 8.2 hereof.
2.38    “Seller’s Conditions Precedent” is defined in Section 7.1 hereof.
2.39    “Seller’s Title Response Notice” is defined in Section 6.3 hereof.
2.40    “Site Plan” means the preliminary site plan or administrative site review for the Development.
2.41    “State” means the State of North Carolina.
2.42    “State Closing” means the date the State transfers to Seller fee simple title to the Land pursuant to the State PSA.

2.43    “State Fair Parking Property” means the “Leased Premises”, as defined in that certain Ground Lease Agreement by and between the State, as lessor, and Seller or Purchaser (as applicable), as lessee, to be executed by such parties on or before the closing date under the State PSA.
2.44    “State PSA” means that certain Purchase and Sale Agreement dated effective as of June 15, 2020, by and between State, as seller, and Seller, as buyer, as amended, modified, and/or supplemented pursuant to the terms of the State PSA and this Agreement, under which State shall sell to Seller, and Seller shall purchase from State, the Land. Seller represents and warrants that it has delivered to Purchaser a true and correct copy of the State PSA, as may be amended, as of the Effective Date.
2.45    “State PSA Action” is defined in Section 12.1 hereof.
2.46    “Survey” is defined in Section 6.4 hereof.
2.47    “Title Company” means Chicago Title Insurance Company, or another title company selected by Purchaser.
2.48    “Total Project Costs” is defined in the Lease. A schedule of the Total Project Cost shall be attached as an exhibit to the Lease. At any given time, the amount of the Total Project Costs actually incurred by Purchaser shall be referred to as the “Incurred Project Costs”.
2.49    “Unpermitted Encumbrance” is defined in Section 6.3 hereof.
2.50    “Zoning” means the rezoning of the Property by the City as necessary for the Development.
3.Purchase Price. The Purchase Price for the Property shall be paid by Purchaser to Seller in immediately available funds at Closing. Purchaser has agreed to construct the Parking Improvements (the cost of which shall be included in Total Project Costs) in accordance with the terms of the State PSA, as such obligation is more particularly described in the Lease.
4.Representations and Warranties.
4.1    Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date.
4.1.1    Organization and Authority. Seller has been duly organized and is validly existing as a corporation under the laws of the State of Delaware. Seller is duly licensed and qualified to do business and in good standing in the State of North Carolina. Seller has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein will violate any provision of Seller’s bylaws or of any agreements, regulations or laws to or by which Seller is subject or bound. This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally, and (ii) the exercise of judicial discretion in accordance with general principles of equity.
4.1.2    Pending Actions. There is no pending or, to Seller’s knowledge, threatened claim, action, proceeding or other legal action of any kind involving Seller (i) which, if determined adversely to Seller, would have a material adverse effect on the consummation of the Closing, (ii) which challenges or impairs (or makes an allegation that, if determined adversely to Seller, would challenge or impair) Seller’s ability to execute, deliver and perform under this Agreement, or (iii) which, if determined adversely to Seller, would have a material adverse effect on the title of the Property.
4.1.3    USA Patriot Act and Anti-Terrorism Laws. Neither Seller nor any of its affiliates are (i) in violation of any laws, rules or regulations relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); or (ii) a “Prohibited Person,” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act.
4.2    Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date.
4.2.1    Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of North Carolina. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein will violate any provision of Purchaser’s operating agreement or of any agreements, regulations or laws to or by which Purchaser is subject or bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally, and (ii) the exercise of judicial discretion in accordance with general principles of equity.
4.2.2    Pending Actions. There is no pending or, to Purchaser’s knowledge, threatened claim, action, proceeding or other legal action of any kind involving Purchaser (i) which, if determined adversely to Purchaser, would have a material adverse effect on the consummation of the Closing, or (ii) which challenges or impairs (or makes an allegation that, if determined adversely to Purchaser, would challenge or impair) Purchaser’s ability to execute, deliver and perform under this Agreement.
4.2.3    USA Patriot Act and Anti-Terrorism Laws. Neither Purchaser nor any of its affiliates are (i) in violation of any Anti-Terrorism Laws or the USA Patriot Act; or (ii) a Prohibited Person.
4.3    Survival of Representations and Warranties. The representations and warranties set forth in Sections 4.1 and 4.2 above and the Seller’s Closing Documents shall survive the Closing for a period of one (1) year.
5.Property Condition. Purchaser acknowledges that Purchaser will have full and adequate right and opportunity to inspect and examine the Property. If Purchaser elects to proceed with Closing, Purchaser shall exclusively rely upon Purchaser’s own inspection and examination.
5.1    Property Conveyed “As-Is, Where-Is”. Purchaser understands and agrees that (i) except as expressly set forth in this Agreement or in Seller’s Closing Documents, neither Seller nor its agents and employees have made any representation, warranty or guaranty, express or implied, oral or written, regarding (a) compliance of the Property with any applicable law, regulation or ordinance, including, but not limited to, any land use, zoning or subdivision ordinances, any environmental laws or any health, safety and building codes, or (b) any other matter regarding the condition of the Property or title to the Property, (ii) that Seller is not obligated to alter, repair or improve the Property, in any manner (the foregoing shall not, however, limit Seller’s reimbursement obligations hereunder), and (iii) THE PROPERTY WILL BE CONVEYED BY SELLER IN ITS “AS-IS, WHERE-IS, WITH ALL FAULTS” CONDITION, WITH ALL PRESENT AND FUTURE FAULTS OR DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTIES OF ANY KIND FROM SELLER, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF

MERCHANTABILITY, FITNESS OR HABITABILITY, OTHER THAN REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING DOCUMENTS.
5.2    Release. Purchaser (and any party claiming through or under Purchaser) hereby agrees that following the Closing, except as may be expressly set forth herein or in Seller’s Closing Documents, Seller shall be released from any and all claims relating to or arising from the condition of the Property.
6.Due Diligence.
6.1    Inspection.
6.1.1    Intentionally omitted.
6.1.2    Prior to the Closing Date, Purchaser and Purchaser’s agents or employees shall have the right to enter upon the Property from time to time to conduct such inspections, tests, studies, surveys and site planning as Purchaser may deem necessary (collectively, the “Inspections”), provided that prior to any such entry Purchaser shall obtain Seller’s written authorization to enter upon the Property (which authorization may be requested and delivered via email) and shall notify Seller (which notice may be delivered via email) of (a) the purpose of such entry, (b) the location of any sampling or work to be performed, and (c) the time such sampling or work shall occur. Purchaser and/or its agents, representatives, contractors, subcontractors and consultants shall be adequately insured regarding such sampling or work. Seller shall grant Purchaser’s reasonable requests for entry upon the Property, subject to the consent of the State under the State PSA (Seller hereby agreeing to use best efforts to promptly obtain same, if required), provided that Purchaser shall leave the Property in substantially the same or better condition as it was prior to the entry thereon by Purchaser or its agents or employees or, in the event of any damage to the Property caused by Inspections, Purchaser shall repair and restore the Property substantially to its prior condition. Purchaser agrees to indemnify and hold harmless Seller from any loss or damage to persons or property, any mechanics’ or materialmen’s’ liens filed, including reasonable attorneys’ fees ( collectively, the “Inspection Claims”), arising out of the entry upon the Property or the State Fair Parking Property by Purchaser, its agents or employees, or arising out of the Inspections that Purchaser, its agents or employees may conduct pursuant to this Section 6.1; provided, however, in no event will Purchaser be liable for (i) any pre-existing conditions merely discovered by Purchaser, and/or its agents, representatives, contractors, subcontractors and consultants, (ii) Seller’s breach of this Agreement and/or the State PSA, and/or (iii) any Inspection Claims arising out of the entry upon the Property by Seller, its agents or employees, or arising out of any inspections, examinations, tests or the like that Seller, its agents or employees may conduct prior to the Closing Date. If Purchaser desires to perform any Inspections on the

State Fair Parking Property prior to the Closing Date, then Seller shall use commercially reasonable best efforts to obtain the State’s consent to same.
6.1.3    Purchaser shall leave the Property in substantially the same or better condition as it was prior to the entry thereon by Purchaser or its agents or employees or, in the event of any damage to the Property, Purchaser shall repair and restore the Property substantially to its prior condition. Purchaser agrees to indemnify and hold harmless Seller for any Inspection Claims, arising out of the entry upon the Property by Purchaser, its agents or employees, or arising out of the Inspections that Purchaser, its agents or employees may conduct pursuant to this Section 6.1; provided, however, in no event will Purchaser be liable for (i) any pre-existing conditions merely discovered by Purchaser, and/or its agents, representatives, contractors, subcontractors and consultants, (ii) Seller’s breach of this Agreement and/or the State PSA, and/or (iii) any Inspection Claims arising out of the entry upon the Property by Seller, its agents or employees, or arising out of any inspections, examinations, tests or the like that Seller, its agents or employees may conduct during the Seller Inspection Period. If Purchaser desires to perform any Inspections on the State Fair Parking Property, then Seller shall use best efforts to obtain the State’s consent to same.
6.2    Property Information.
6.2.1    Following Purchaser’s receipt of same, Purchaser shall deliver to Seller all non-proprietary third party reports, studies, surveys, site plans and other written or graphic material of any kind or nature generated, collected, prepared or compiled by third parties in connection with such investigations, examinations, tests or inspections (collectively, the “Inspection Materials”). The Inspection Materials shall be delivered by Purchaser to Seller without representation or warranty, express or implied, as to the assignability or the terms or quality thereof and without demand for reimbursement of any fees or costs incurred by Purchaser in the preparation thereof, except as otherwise provided in this Agreement. Purchaser’s obligation to deliver to Seller all of the Inspection Materials shall survive the termination of this Agreement. Purchaser shall use commercially reasonable efforts to cause Seller to be named as a reliance party on the Inspection Materials.
6.2.2    Seller hereby represents and warrants to Purchaser that, as of the Effective Date, it has delivered to Purchaser all third-party reports, studies and surveys and all other documentation and information that it has received from the State concerning the Land and the State Fair Parking Property. Seller hereby agrees to promptly deliver to Purchaser (i) copies of any additional information and notices received from the State in connection with the State PSA, the Land or State Fair Parking Property, and (ii) copies of any third party reports, studies, surveys, title commitments or other written or graphic material of any kind that it receives in connection with any investigations, examinations, tests or inspections it performs on the Land or the State Fair Parking Property prior to the Closing, if any.
6.3    Title. Purchaser received a written commitment for issuance of a title insurance policy by Chicago Title Insurance Company, having commitment number 20-22574CH dated March 19, 2021 (“Purchaser’s Title Commitment”). Purchaser does not have any objections to the matters of title that are disclosed in the Purchaser’s Title Commitment. If any encumbrance on title or lien that was not previously disclosed in Purchaser’s Title Commitment (or any update thereto previously received by Purchaser) attaches to the Property without Purchaser’s written consent (each an “Unpermitted Encumbrance”), Purchaser shall promptly deliver written notice thereof (“Purchaser’s Title Objection Notice”) to Seller after Purchaser receives an updated Purchaser’s Title Commitment disclosing the new encumbrance or other lien. Seller shall have five (5) business days after the date of receipt of such notice in which to deliver a written notice to Purchaser (“Seller’s Title Response Notice”) indicating whether Seller will undertake to use commercially reasonable best efforts to cause the State to cure the title defects and other matters identified in Purchaser’s Title Objection Notice prior to Closing. If Seller fails to deliver a Seller’s Title Response Notice within the required time frame, or delivers a notice indicating that it is unable or unwilling to cause the State to cure of eliminate same under the State PSA prior to the State Closing, Purchaser shall have the right, at its sole option, to (i) terminate this Agreement, and the Parties shall thereupon be released from any further liability or obligation hereunder and Seller shall have no obligation to reimburse Purchaser for any Incurred Project Costs, except those indemnities that are expressly stated to survive termination of this Agreement; or (ii) waive such objection or defects and proceed to Closing as otherwise required herein. As used in this Agreement, the term “Permitted Exceptions” shall mean (a) the lien for real estate taxes or other governmental assessments not yet due and payable as of the date of Closing; and (b) matters listed in Purchaser’s Title Commitment as either exceptions or exclusions to which Purchaser does not raise an objection as provided above, or, having objected, Purchaser waives in accordance with the provisions of this Section. Seller will not knowingly create or consent to any Unpermitted Encumbrance after the Effective Date.
6.4    Survey. Purchaser shall engage the services of a surveyor selected by Purchaser to prepare a survey (the “Survey”) of the Land and shall be solely responsible for all costs associated with such surveying services, except as otherwise provided in this Agreement. Prior to Closing, Seller agrees to execute a subdivision plat reasonably acceptable to Purchaser and Seller that divides the Property from the Land (the “Subdivision Plat”). The Subdivision Plat shall be prepared and recorded by Purchaser, at its cost and expense, subject to any reimbursement by Seller provided for in this Agreement. The remaining portion of the Land, being approximately seventeen and 06/100ths (17.06) acres and shown and described on Exhibit A attached hereto, shall be referred to herein as the “Seller Retained Parcel”.

6.5    Entitlements.
6.5.1    Purchaser Responsibility. Purchaser shall apply for and pursue all Entitlements or other third-party approvals on such terms and conditions that are acceptable to Purchaser. The pursuit of any such approvals and the preparation of any materials necessary therefor shall be at the sole cost and expense of Purchaser without reimbursement from Seller, except as otherwise provided in this Agreement. Purchaser shall notify Seller and the State (in compliance with the State PSA) in writing of the Entitlement Date within five (5) business days following its receipt of notice that the City approved the Entitlements.
6.5.2    Intentionally Omitted.
6.5.3    Seller Cooperation. Seller shall cooperate (and use commercially reasonable efforts to cause the State to cooperate, as applicable) with and assist Purchaser in obtaining the Entitlements and any other permits, approvals or consents required in connection with the Development.
7.Contingencies.
7.1    Seller’s Conditions Precedent. The obligation of Seller to proceed to Closing is subject to the satisfaction of each of the following conditions (collectively, the “Seller’s Conditions Precedent”):
7.1.1    All of Purchaser’s representations contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.
7.1.2    The Subdivision Plat shall be properly executed, approved by the City and the State, signed and sealed by the surveyor selected by Purchaser, and in recordable form reasonably acceptable to Seller, which shall have been prepared and delivered to Seller and Purchaser. The Subdivision Plat shall be recorded in the Registry at or prior to Closing (but after the State Closing).
7.1.3    The closing of the Land pursuant to the State PSA shall occur.
7.1.4    Purchaser shall have delivered the Purchaser’s Closing Documents.
7.1.5    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.
7.2    Failure to Satisfy Seller’s Conditions. If any of the Seller’s Conditions Precedent are not satisfied as of the Closing Date, Seller shall have the right to (a) terminate this Agreement upon written notice to Purchaser and Purchaser shall make the

Development Rights Assignment, and thereafter the Parties shall thereupon be released from any further liability or obligation hereunder, except those that are expressly stated to survive termination of this Agreement (including, without limitation, any reimbursement or indemnity obligations of the Parties hereunder); or, if applicable, (b) waive the condition and proceed to Closing. Notwithstanding the foregoing or anything to the contrary contained herein, if the Seller’s Condition Precedent set forth in Section 7.1.3 is not satisfied as of the Closing Date, then Seller may not terminate this Agreement pursuant to subsection (a) above unless the Closing hereunder shall not occur within ten (10) business day following the closing date under the State PSA. Further, if the Seller’s Condition Precedent set forth in Section 7.1.3 is not satisfied as of the Closing Date due to Seller’s default under the State PSA and this Agreement is terminated by either Purchaser or Seller hereunder, then Seller shall reimburse Purchaser for one hundred percent (100%) of the Incurred Project Costs, as further described in Section 7.4.
7.3    Purchaser’s Conditions Precedent. The obligation of Purchaser to proceed to Closing is subject to the satisfaction of each of the following conditions (collectively, the “Purchaser’s Conditions Precedent”):
7.3.1    All of Seller’s representations contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.
7.3.2    There shall have been no Unpermitted Encumbrance that attaches to the Property after the date of Purchaser’s Title Commitment.
7.3.3    The Subdivision Plat shall be properly executed, approved by the City, signed and sealed by the surveyor selected by Purchaser, and in recordable form reasonably acceptable to Seller, shall have been prepared and delivered to Seller and Purchaser. The Subdivision Plat shall be recorded in the Registry at or prior to Closing (but after the State Closing).
7.3.4    The closing of the Land pursuant to the State PSA shall occur.
7.3.5    Seller shall have delivered the Seller’s Closing Documents.
7.3.6    All Entitlements have been obtained by Purchaser.
7.3.7    There shall be no moratorium in place which prohibits or materially impairs development of the Project.
7.3.8    The Lease shall be in full force and effect.
7.3.9    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

7.4    Failure to Satisfy Purchaser’s Conditions. If any of the Purchaser’s Conditions Precedent are not satisfied as of the Closing Date, Purchaser shall have the right to (a) terminate this Agreement upon written notice to Seller and thereafter the Parties shall thereupon be released from any further liability or obligation hereunder, except those that are expressly stated to survive termination of this Agreement (including, without limitation, any reimbursement or indemnity obligations of the Parties hereunder); or, if applicable, (b) waive the condition and proceed to Closing. If this Agreement is terminated by Purchaser as a result of one or more of the conditions precedent set forth in Sections 7.3.1, 7.3.2 (but only if Seller and not the State has caused the Unpermitted Encumbrance) 7.3.4 (but only if the closing of the Land does not occur due to a default by Seller under the State PSA) 7.3.5, and 7.38 (but only if Seller is in default under the Lease) not being satisfied as of the Closing Date then (i) Purchaser shall have no obligation to make the Development Rights Assignment, and (ii) Seller shall reimburse Purchaser for one hundred percent (100%) of the Incurred Project Costs. If Purchaser terminates this Agreement because any other Purchaser’s Condition Precedent is not satisfied, then Purchaser shall make the Development Rights Assignment and Seller shall have no obligation to reimburse Purchaser for any Incurred Project Costs.
8.Closing. The Closing of the purchase and sale of the Property shall be held via an exchange of documents by United States mail or reputable courier or overnight delivery service coordinated by the Title Company, and shall take place on June 1, 2021 (the “Closing Date”). Notwithstanding the foregoing, if any of Purchaser’s Conditions Precedent have not been satisfied as of June 1, 2021, then Purchaser shall have the right, from time to time, upon written notice to Seller, to extend the Closing Date up to the Outside Date.
8.1    Outside Date. Notwithstanding any other provision in the Agreement to the contrary, if Closing has not occurred on or before the Outside Date, and such failure is not the result of failure by either Party to satisfy its obligations hereunder (or Seller’s failure to satisfy its obligations under the State PSA), then either Purchaser or Seller may, by written notice to the other Party, terminate this Agreement and the Parties shall thereupon be released from any further liability or obligation hereunder (except those that are expressly stated to survive termination of this Agreement) and Seller shall have no obligation to reimburse Purchaser for any Incurred Project Costs.
8.2    Closing Documents.
8.2.1    Seller’s Closing Documents. At Closing, Seller shall deliver to Purchaser and the Title Company (i) a non-warranty deed for the Property, subject to the Permitted Exceptions, conveying the Property via reference to the Subdivision Plat (the “Deed”), to be recorded in the Registry, (ii) the Escrow Agreement, (iii) the Easement and Use Agreement, to be recorded in the Registry, (iv) a right of first offer to purchase and/or develop the Seller Retained Parcel (the “ROFO Agreement”), and a memorandum thereof to be recorded in the Registry (the “Memorandum of ROFO”), each substantially in the form attached hereto as Exhibit C, (v) a closing statement, (vi) a certificate, dated as of the Closing

Date and duly executed by Seller for the benefit of Purchaser, stating that Seller’s representations and warranties contained in Section 4.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes to any representation or warranty or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change), (vii) an owner’s affidavit in the form attached hereto as Exhibit E, and (viii) all other documents customarily required by the Title Company or for a closing in the State (collectively, the “Seller’s Closing Documents”).
8.2.2    Purchaser’s Closing Documents. At Closing, Purchaser shall deliver to Seller (i) the Escrow Agreement, (ii) the Easement and Use Agreement, (iii) the ROFO Agreement, (iv) the Memorandum of ROFO, (v) the closing statement, (vi) a certificate, dated as of the Closing Date and duly executed by Purchaser for the benefit of Seller, stating that Purchaser’s representations and warranties contained in Section 4.2 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes to any representation or warranty or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change), and (vii) all other documents customarily required for a closing in the State (collectively, the “Purchaser’s Closing Documents”).
8.3    Costs of Closing. Seller shall pay for preparation of the non-warranty deed, transfer/excise taxes on the deed and Seller’s attorneys’ fees. Purchaser shall pay for all other closing costs, including recording fees, expenses associated with the examination of title, title insurance premium and Purchaser’s attorneys’ fees.
8.4    Prorations and Adjustments to Purchase Price. The following prorations and adjustments (all with respect to the cash portion of the Purchase Price) shall be made between Purchaser and Seller at Closing, or thereafter if Purchaser and Seller shall agree:
8.4.1    At Closing Purchaser shall pay to Seller for the Property the Purchase Price in immediately available funds.
8.4.2    Ad valorem taxes, utility charges and other expenses relating to the Property shall be prorated as of the Closing Date based upon a 365-day tax year and on the tax rate and valuation known at the time of Closing, giving effect to applicable exemptions, recently rated millage, change in tax rate or valuation, whether or not officially certified.
9.Possession. Possession of the Property shall be delivered to Purchaser on the Closing Date free and clear of all leases, licenses or rights of possession of third parties.

10.Broker.
10.1    Brokers. Each of Seller and Purchaser represents and warrants to the other Party that it has not been represented by a real estate broker or agent in this transaction (other than Davis Moore Advisors which is not due a real estate commission for this transaction) and that it will hold the other Party harmless from and against any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees and costs of litigation, the other Party may suffer or incur because of any claim any real estate broker or agent, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller or Purchaser, as applicable.
10.2    Survival. This Section shall survive the Closing or any termination of this Agreement for a period of one (1) year.
11.Default.
11.1    Purchaser’s Default. If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Purchaser under this Agreement, or as a result of Purchaser’s failure to secure capital (equity and debt) (“Insufficient Capital”), or if Purchaser defaults under the Lease beyond all applicable notice and cure periods, and provided Seller is not in material default of its obligations under this Agreement or the Lease beyond any applicable notice and cure period, then Purchaser shall make the Development Rights Assignment with all of the Incurred Project Costs paid by Purchaser in full to the date of the assignment and shall pay to Seller Twenty-Five Thousand and No/100 Dollars ($25,000.00) if such amount is due under Section 6.1. The foregoing assignment by Purchaser shall be Seller’s full compensation and liquidated damages for any and all losses incurred by Seller in connection with such default and/or Purchaser’s failure to consummate the purchase and sale contemplated hereby due to Insufficient Capital (“Failure to Close”). The Parties acknowledge that Seller’s actual damages in the event of a default or Failure to Close will be difficult to ascertain, that the value of the Development Rights Assignment as liquidated damages represent the Parties’ best estimate of such damages, and that Seller and Purchaser believe the Development Rights Assignment is sufficient compensation for the Parties’ reasonable estimate of such damages. The Parties expressly acknowledge that the Development Rights Assignment is intended not as a penalty, but as full compensation and liquidated damages, in the event of a default or Failure to Close. The Development Rights Assignment shall be the sole and exclusive remedy of Seller by reason of a default or Failure to Close by Purchaser, and Seller hereby waives and releases any right to sue Purchaser for specific performance of this Agreement or to prove that Seller’s actual damages exceed the value of the liquidated damages herein provided to Seller as full liquidated damages; provided, however, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which

Purchaser may have under the indemnification provisions of Sections 6.1.2 and 6.1.3 of this Agreement, as to which Seller shall have all rights and remedies provided for or allowed by law or in equity.
11.2    Seller’s Default. If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Seller under this Agreement, or if Seller defaults under the Lease beyond any applicable notice and cure period, and, provided Purchaser is not in material default of its obligations under this Agreement or this Lease beyond any applicable notice and cure period, Purchaser may, as its sole and exclusive remedies, (i) sue Seller for specific performance of this Agreement if, and only if, the State Closing has occurred and Seller’s default is a failure by Seller to convey the Property to Purchaser as required by this Agreement; (ii) sue Seller for specific performance under the State PSA if, and only if, Seller’s default is a failure by Seller to acquire the Property from the State pursuant to the State PSA; or (iii) terminate this Agreement, in which event all rights and obligations of the Parties under this Agreement shall expire, Seller shall reimburse Purchaser for one hundred percent (100%) of the Incurred Project Costs, plus Purchaser’s reasonable attorney’s fees incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the Bandwidth Agreements plus a termination fee equal to fifteen percent (15%) of the sum of the foregoing costs and fees, and, thereafter, this Agreement shall become null and void (the “Seller’s Default Payment”). The Parties acknowledge that Purchaser’s actual damages in the event of a default by Seller will be difficult to ascertain, that the value of the Seller’s Default Payment as liquidated damages represent the Parties’ best estimate of such damages, and that Seller and Purchaser believe the Seller’s Default Payment is sufficient compensation for the Parties’ reasonable estimate of such damages. The Parties expressly acknowledge that the Seller’s Default Payment is intended not as a penalty, but as full compensation and liquidated damages, in the event of a default by Seller. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser be entitled to recover speculative, special or punitive damages in connection with the breach of any obligation under this Agreement. The reimbursement obligation in this Section shall survive the termination of this Agreement.
11.3    Notice and Cure Rights. Other than Seller’s or Purchaser’s failure to consummate the Closing when required to do so under this Agreement, there shall not be a default under this Agreement until the non-defaulting Party shall have given the defaulting Party written notice of such default, specifying in reasonable detail the nature of the default, and the defaulting Party shall have (i) ten (10) days in which to cure said default in the case of monetary defaults; and (ii) twenty (20) days in which to cure said default in the case of non-monetary defaults.
11.4    Survival. The provisions of this Section 11 shall survive Closing and any termination of this Agreement.

12.Special Provisions.
12.1    Seller Actions under the State PSA.
12.1.1    Except as otherwise expressly provided in this Section 12.1, for so long as this Agreement is in full force and effect, (i) Seller will not modify, amend, terminate, extend, send notices under or otherwise take legal action under the State PSA (“State PSA Action”) without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) Seller shall promptly deliver to Purchaser copies of any notices it receives from the State in connection with the State PSA. Notwithstanding the foregoing, Seller may, without obtaining Purchaser’s prior written consent, terminate the State PSA upon the occurrence of any of the following events (each, a “Material Adverse Event”): (a) a default by the State under the State PSA beyond any applicable notice and cure periods; (b) the occurrence of a material condemnation which would make the remaining portion of the Land undevelopable for the Development; or (c) the discovery of material environmental contamination which is not eligible for protection under the Brownfields or other similar State program, or the discovery of a material adverse condition on the Land which makes the Development unfeasible or undesirable in the reasonable opinion of Seller; provided, however, Seller may not terminate the State PSA without having first notified Purchaser of the Material Adverse Event and explored, in good faith together with Purchaser, an alternative resolution to such Material Adverse Event. If Seller terminates the State PSA due to a Material Adverse Event in accordance with the terms of this Agreement, then Seller shall have no obligation to reimburse Purchaser for any Incurred Project Costs; provided, however, if Seller terminates the State PSA pursuant to subsection (a) above without commencing a claim for specific performance against the State within ninety (90) days following such default by the State thereunder and thereafter diligently pursuing the same through the trial phase (without any requirement to appeal the decision), then Seller shall promptly pay to Purchaser an amount equal to one hundred percent (100%) of the Incurred Project Costs plus Purchaser’s reasonable attorney’s fees incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the Bandwidth Agreements plus a termination fee equal to fifteen percent (15%) of the sum of the foregoing costs and fees. The foregoing obligation shall survive the termination of this Agreement.
12.2    Condemnation. If at any time before the Closing Date a material condemnation which would make the remaining portion of the Property undevelopable for the Project (as determined by Purchaser in its sole discretion) shall occur, Purchaser shall have the right to terminate this Agreement by providing written notice thereof to Seller.
12.3    Reimbursement and Payment Obligations. Seller and Purchaser shall each pay any amounts due hereunder to the other Party within thirty (30) days of its receipt from the other Party of an invoice thereof. Each of Seller’s and Purchaser’s reimbursement or payment obligations hereunder shall survive the termination of this Agreement (subject to any applicable survival periods expressly provided herein).
13.General Provisions.
13.1    Assignment. Except as provided below, this Agreement may not be assigned by Purchaser, in whole or in part, without the prior written consent of Seller, and any such assignment without the consent of Seller shall be null and void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Purchaser and Seller and their respective successors and permitted assigns. No assignment shall relieve Purchaser of liability for the performance of Purchaser’s duties and obligations under this Agreement. This Agreement may not be assigned by Seller, in whole or in part.
13.2    Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles.
13.3    Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements among Seller and Purchaser with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding among Seller and Purchaser with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Purchaser.
13.4    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. This Agreement may be executed by email/.pdf/DocuSign.
13.5    Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.
13.6    Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.
13.7    Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

13.8    Counsel. Each Party warrants and represents that each Party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.
13.9    No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any court or other governmental or judicial authority by reason of such Party’s having or being deemed to have prepared or imposed such provision.
13.10    Attorney’s Fees. Each Party shall bear its own costs, attorney’s fees, and other expenses incurred in connection with any breach, the enforcement of any right or the occurrence of any default under this Agreement.
13.11    No Lien. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Property.
13.12    Non-Waiver. Any failure or delay of Purchaser or Seller to enforce any term, covenant or condition of this Agreement shall not constitute a waiver of such term, covenant or condition, it being explicitly agreed that such a waiver must be in writing and given pursuant to the notice provisions of this Agreement. Any such waiver by Purchaser or Seller shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.
13.13    Severability. If any of the provisions of this Agreement shall be declared invalid or unenforceable by laws applicable thereto, or unenforceable as to certain Parties, then the performance of said provision shall be excused by the Parties hereto and the remaining provisions of this Agreement shall remain in full force and effect.
13.14    Rights Cumulative. All rights, remedies, powers and privileges conferred under this Agreement on the Parties shall be cumulative of and in addition to, but not restrictive of or in lieu of, those conferred by law.
13.15    No Recording. In no event shall, this Agreement or any memorandum hereof be recorded by Purchaser in any public records without the written consent of Seller, and any such recordation or attempted recordation shall constitute a breach of this Agreement by Purchaser.
13.16    Time of Essence; Dates. Time is of the essence of this Agreement. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain go stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.
13.17    Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be delivered by hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below, or to such other addresses as are specified by written notice given in accordance herewith. All notices, demands or requests delivered by hand shall be deemed given upon the date so delivered; those given by mailing as hereinabove provided shall be deemed given on the date of deposit in the United States Mail; and those given by commercial courier as hereinabove provided shall be deemed given on the date of deposit with the commercial courier. Nonetheless, the time period, if any, in which a response to any notice, demand or request must be given shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Any notice, demand or request not received because of changed address of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the Party to whom addressed on the date of hand delivery, on the first calendar day after deposit with commercial courier, or on the third calendar day following deposit in the United States Mail, as the case may be. If written notice is given in any manner set forth above, nothing herein shall be construed as to preclude the provision of duplicate written notice to any Party by electronic mail at the address specified for each Party below. All notices, demands, requests and other communications required or permitted to be given hereunder shall be addressed to the Parties as follows:
If to Seller:    Bandwidth Inc.
Venture Center III
900 Main Campus Drive
Raleigh, North Carolina 27606
Attn: Brandon Asbill
Email: [ ]
    w/copy to:    Kilpatrick Townsend & Stockton LLP
4208 Six Forks Road, Suite 1400
Raleigh, North Carolina 27609
Attn: David R. Fricke
Tel. (919) 420-1753
Email: [ ]
If to Purchaser:    USEF EDWARDS MILL OWNER, LLC
    c/o Capitol Broadcasting Company, Inc.
2619 Western Blvd.
Raleigh, North Carolina 27606

Attn: General Counsel
Email: [ ]

    w/copy to:    Moore & Van Allen PLLC
        100 N. Tryon Street, Suite 4700
        Charlotte, North Carolina 28202
Attn: Evan Bass
Tel: (704) 331-3607
Email: [ ]

    w/copy to:    c/o East West Partners Management Company, Inc.
        1450 Environ Way
        Chapel Hill, NC 27517
        Attn: Benjamin S. Perry
        Email: [ ]

If to Escrow Agent:    Chicago Title Insurance Company
200 S. Tryon Street, Suite 800
    Charlotte, NC 28202
    Attn: Scott Mansfield
    Email: [ ]
[signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties, in duplicate originals, as of the dates set forth below.

SELLER:

BANDWIDTH INC.,
a Delaware corporation

By:    /s/ David A. Morken

Name:    David A. Morken

Title:    Chief Executive Officer

Date:    May 27, 2021

PURCHASER:

    USEF EDWARDS MILL OWNER, LLC,
    a Delaware limited liability company
    By:    USEF Edwards Mill Venture, LLC,
        a Delaware limited liability company,
        its Member

                By:      Athens Development Partners, LLC,
                                    a North Carolina limited liability company,
            its Administrative Manager

                                  By:      Liberty Real Estate Investment, LLC,
                                                a North Carolina limited liability company,
                its Manager

                                                By:      Capitol Broadcasting Company, Incorporated,
                                                          a North Carolina corporation,
                    its Manager

                    By:       /s/ Michael J. Goodmon, Sr.
                        Michael J. Goodmon, Sr., Senior Vice President

Date: May 27, 2021

EXHIBIT A
Plat; Legal Descriptions

[OMITTED]

EXHIBIT B
Escrow Agreement

ESCROW AGREEMENT
    This Escrow Agreement (this “Agreement”) is made and entered into as of this ___ day of _______, 2021 (the “Effective Date”), by and among BANDWIDTH INC., a Delaware corporation (“Tenant”), USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company(“Landlord”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”) with an address of 200 S. Tryon Street, Charlotte, NC 28202. All capitalized terms contained herein and not otherwise defined shall have the meaning set forth in the Lease (hereinafter defined).
RECITALS:
A.    Landlord and Tenant are parties to (i) that certain Purchase and Sale Agreement dated as of the Effective Date hereof (the “Purchase Agreement”), pursuant to which Tenant has agreed to sell and Landlord has agreed to buy that certain approximately 23.76 acre vacant tract of land located in Raleigh, North Carolina (the “Property”), all as more particularly described in the Purchase Agreement, and (ii) that certain Lease Agreement dated as of the Effective Date hereof (the “Lease”), pursuant to which Landlord has agreed to construct certain improvements on the Property and Tenant has agreed to lease such improvements and the Property from Landlord, all as more particularly described in the Lease.
B.    The Lease requires Tenant to deposit the Tenant Work Escrow (as defined in the Lease) in the amount of $7,500,000.00 with Escrow Agent, and also the Excess Costs Escrow (as defined in the Lease), which Tenant Work Escrow and Excess Costs Escrow may be utilized by Landlord to pay the cost of Landlord’s Work and Tenant’s Work (each as defined in the Lease), all as further described herein.
C.    This Agreement provides for the deposit of the amount of the Tenant Work Escrow and Excess Costs Escrow by Tenant in escrow with Escrow Agent, and sets forth the agreement of Landlord and Tenant concerning the disbursement of such escrowed funds.
AGREEMENT:
NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:
1.    Recitals; Defined Terms. The recitals set forth above are incorporated herein by reference. The use of any capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Lease.
2.    Deposit of Funds. An amount equal to $3,000,000.00 shall be held back by Escrow Agent from Tenant’s proceeds on the day of Closing as part of the Tenant Work Escrow. On or before January 15, 2022, Tenant shall fund to the Escrow Agent an amount equal to $4,500,000.00 as the remainder of the Tenant Work Escrow. Further, when the amount of the Excess Costs (as defined in the Lease) has been determined (which the parties anticipate will occur on or around January 15, 2022), Tenant shall fund the Excess Costs Escrow to the Escrow Agent in the amount of the Excess Costs. The Tenant Work

Escrow, Excess Costs Escrow and any other amounts funded into escrow by Tenant pursuant to the terms of this Agreement shall be the collectively referred to herein as the “Funds”. The Funds shall be held by Escrow Agent in a custodial escrow account at Wells Fargo Bank controlled by Escrow Agent. The Funds shall be held, maintained and disbursed by Escrow Agent in accordance with the terms of this Agreement. The Funds shall be held in a non-interest-bearing account. Tenant’s obligations to place the Funds into escrow pursuant to this Agreement are further described in the Lease.
3.    Holding of Funds; Release of Funds.
a.     The Funds may be allocated by Landlord towards the cost of Landlord’s Work and/or Tenant’s Work (and utilized by Landlord to pay such costs). Landlord shall send to Tenant and Escrow Agent the amount of Funds to be released to Landlord for the cost of Landlord’s Work and/or Tenant’s Work (the “Landlord Draw Request”). Within five (5) business days of Tenant’s and Escrow Agent’s receipt of the Landlord Draw Request, Escrow Agent shall release to Landlord the amount of the Funds set forth in the Landlord Draw Request.
b.    If the Commencement Date does not occur by the Delay Outside Date, and as a result Tenant elects to terminate the Lease in accordance with the express provisions of the Lease, then within five (5) business days of Landlord’s and Escrow Agent’s receipt of Tenant’s Lease termination notice, Escrow Agent shall release to Tenant all of the Funds.
c.    Landlord and Tenant acknowledge that any Funds remaining after payment of all the Total Project Costs, shall be released to Tenant. Within five (5) business days of Escrow Agent’s receipt of a joint request from Landlord and Tenant, Escrow Agent shall release to Tenant the amount of any remaining Funds not used for the Total Project Costs.
d.    Landlord and Tenant hereby agree to sign any documentation reasonably requested by Escrow Agent to effectuate the release of any Funds in a manner not set forth in this Agreement.
4.    Rights and Responsibilities of Escrow Agent.
a.    The Escrow Agent shall receive a fee of $2,000.00 for the services to be rendered hereunder; which shall be paid by Landlord from the Project Allowance (as defined in the Lease) as part of the Total Project Costs.
b.    Notwithstanding anything to the contrary contained herein, or in the Purchase Agreement or the Lease, the Funds are being held by Escrow Agent in trust for Landlord and Tenant hereunder pursuant to the terms of this Agreement. In the event Escrow Agent shall receive conflicting written demands or instructions with respect to any of the Funds, then Escrow Agent shall withhold such disbursement or disposition until notified in writing by both parties that such dispute or claim is resolved, or determined by a court of competent jurisdiction.
c.    In the event of a dispute or conflicting demands or instructions with respect to the Funds, Escrow Agent shall have the right to interplead the Funds with a court of competent jurisdiction.
d.    Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, of any fact or circumstance affecting or alleged to affect the parties’ respective rights or liabilities hereunder other than as is expressly provided in this Agreement, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties.
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e.    Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and/or validity of any writing received by Escrow Agent pursuant to or otherwise relating to this Agreement. Escrow Agent shall not be responsible or liable in any respect on account of the identity, authority or rights of any person executing, depositing or delivering or purporting to execute, this Agreement, or on account of or by reason of forgeries, false representations, or the exercise of Escrow Agent’s discretion in any particular manner, nor shall Escrow Agent be liable for any mistake of fact or of law or any error of judgment; provided, however, that nothing in this Agreement shall limit Escrow Agent’s liability for any claim arising out of Escrow Agent’s negligence, willful misconduct or breach of this Agreement. Under no circumstances shall Escrow Agent be liable for any general or consequential damages or damages caused, in whole or in part, by the action or inaction of Tenant or Landlord (collectively, the “Interested Parties”) or any of their respective agents or employees.
f.    Escrow Agent shall not be responsible in any manner whatsoever for: (i) any failure or inability of any Interested Party, or of anyone else, to perform or comply with any of the provisions of this Agreement or any other instrument or agreement referred to herein; (ii) the failure to return all or any part of the Funds by any financial institution in which the Funds is deposited; or (iii) any investment decision with respect to the Funds made by Escrow Agent in strict accordance with the terms of this Agreement. Furthermore, Escrow Agent shall not be responsible for the collection of any checks deposited with it.
g.    Tenant and Landlord reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent pursuant to a writing executed by both Tenant and Landlord which shall contain instructions to Escrow Agent regarding disbursement of the Funds to the new escrow agent.
h.    Landlord and Tenant do, and at all times hereafter will, sufficiently save, defend, hold harmless and indemnify Escrow Agent from all loss, damage, cost, charge, liability or expense, including, but not limited to, court costs and reasonable attorney’s fees, which actually results from the obligations and duties imposed upon Escrow Agent hereunder, other than as a result of Escrow Agent’s violation of this Agreement, negligence or willful misconduct.
5.    Miscellaneous. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be deemed to be one and the same document. Electronic signatures (e.g., .PDF and DocuSign) shall be deemed to be originals.
6.    Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by Landlord, Tenant or Escrow Agent must be in writing. Any Notice given or served pursuant to this Agreement shall be given or served in accordance with the terms of the Lease. Escrow Agent’s address set forth above shall be used for notice purposes.
7.    Survival. The obligations of Tenant and Landlord pursuant to this Agreement survive until the full release of the Funds. Except as specifically set forth herein, this Agreement shall not diminish any rights and/or remedies the parties hereto may have under the Purchase Agreement, the Lease or otherwise.
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8.    Litigation. In the event that either Tenant or Landlord is required to resort to litigation to enforce its rights under this Agreement, Tenant and Landlord agree that any judgment awarded to the prevailing party shall include all litigation expenses of the prevailing party, including (without limitation) reasonable attorneys’ fees and court costs actually incurred.
9.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS ARISING FROM OR RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), THE PARTIES HERETO IRREVOCABLY (A) SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING PROPER JURISDICTION IN NORTH CAROLINA, AND (B) WAIVE ANY OBJECTION WHICH ANY OF THEM MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.
10.    Lender. The parties hereto acknowledge that Landlord has, on or about the date hereof, granted a lien on the Property as security for a loan from Wells Fargo Bank (“Lender”). It is the intent of the parties hereto that, in the event of a default under any loan secured by a lien on the Property, Lender or any subsequent foreclosure purchaser or their successor (as applicable) shall become the beneficiary of the rights afforded Landlord under this Agreement.

[signature pages follow]
5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDLORD:

USEF EDWARDS MILL OWNER, LLC,
a Delaware limited liability company

        By:    USEF Edwards Mill Venture, LLC,
            a Delaware limited liability company,
            its Member

                    By:      Athens Development Partners, LLC,
                                        a North Carolina limited liability company,
                its Administrative Manager

                                      By:      Liberty Real Estate Investment, LLC,
                                                        a North Carolina limited liability company,
                    its Manager

                                                    By:      Capitol Broadcasting Company, Incorporated,
                                                          a North Carolina corporation,
                        its Manager

                        By:       ________________________________
                    Michael J. Goodmon, Sr.,
Senior Vice President

Landlord’s Signature Page to Post-Closing Escrow Holdback Agreement

TENANT:

BANDWIDTH INC.,
a Delaware corporation

By:

Name:

Title:
Tenant’s Signature Page to Post-Closing Escrow Holdback Agreement

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:

Name:

Title:

EXHIBIT C
ROFO Agreement and Memorandum of ROFO

ADJACENT PARCEL RIGHT OF FIRST OFFER AGREEMENT

THIS ADJACENT PARCEL RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”), dated as of _________, 2021 (the “Effective Date”), is made by and among BANDWIDTH INC., a Delaware corporation (“Grantor”) and USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company (“Grantee”).

RECITALS:

A.Grantor is the fee simple owner of certain real property located in Raleigh, North Carolina and described on Exhibit A attached hereto (together with any improvements thereon and all rights appurtenant thereto, the “Property”).

B.Concurrently with the execution of this Agreement, Grantor has conveyed to Grantee fee simple title to that certain real property located in Raleigh, North Carolina and described on Exhibit B attached hereto (the “Grantee Property”). The Grantee Property is located adjacent to the Property.
C.Grantor’s execution and delivery of this Agreement was a material condition precedent to Grantee’s obligation to purchase the Grantee Property from Grantor.

D.Subject to and in accordance with the terms and conditions of this Agreement, Grantor desires to grant to Grantee a right of first offer with respect to the ground lease or sale of all or any portion of the Property to a third-party ground lessee or purchaser.

NOW, THEREFORE, in consideration of the foregoing recitals, One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Right of First Offer. Grantee shall have a continuing first opportunity to ground lease or purchase the Property in the event Grantor (i) elects to place the Property, or any portion thereof, on the market for ground lease or sale to a third party that is not an Affiliate (defined below) of Grantor, or (ii) receives an unsolicited offer to ground lease or sell the Property, or any portion thereof, to a third party that is not an Affiliate of Grantor, upon the terms and conditions set forth below. If Grantor does ground lease or sell the Property in accordance with this Agreement to any third party that is not an Affiliate of Grantor, once Grantor ground leases or sells the Property, Grantee’s right to a first opportunity to ground lease and purchase the Property shall terminate and Grantee shall execute such documents as Grantor may reasonably request to memorialize such termination. For clarity, if Grantor sells or ground leases only a portion of the Property, then the portion retained by Grantor shall remain subject to the terms of this Agreement.

2.    Grantor’s Offer.

(a)    Prior to entering into any agreement with a broker to list the Property for ground lease or sale, Grantor will provide written notice to Grantee of Grantor’s intent to ground lease or sell the Property (“Grantor’s Offer”), which shall contain the material terms, conditions, and rent amount or sale price at which Grantor is willing to ground lease or sell the Property to Grantee, which price shall be reduced by the anticipated Grantor’s broker’s fee. Within thirty (30) days following Grantee’s receipt of Grantor’s Offer, Grantee shall either elect to accept or reject Grantor’s Offer by written notice to Grantor. Grantee’s failure to timely respond to Grantor’s Offer shall be deemed a rejection of Grantor’s Offer. If Grantee timely accepts Grantor’s Offer, Grantor and Grantee will use commercially reasonable, good faith efforts to conclude negotiations and execute a ground lease or purchase and sale agreement, as applicable (a “Lease or Purchase Agreement”), within forty-five (45) days after Grantee’s receipt of Grantor’s Offer. Such Lease or Purchase Agreement shall contain customary lease or purchase agreement terms and provisions for properties of similar use and value as the Property between sophisticated third party institutional buyers and sellers (or lessors and lessees, as applicable) and shall provide for a closing not later than ninety (90) days following the full execution of the Lease or Purchase Agreement. In the event that either Grantee rejects Grantor’s Offer, Grantee accepts Grantor’s Offer but Grantor and Grantee do not reach agreement and execute the Lease or Purchase Agreement within said forty-five (45) day period (after Grantor used commercially reasonable, good faith efforts to conclude negotiations), or Grantor and Grantee do reach agreement and execute a Lease or Purchase Agreement within such forty-five (45) day period but do not close within such ninety (90) day period for any reason other than Grantor’s default, as applicable, then this Agreement shall automatically terminate and Grantor may proceed to sell the Property to a third party, so long as the rent or sale price and terms offered to a third party is not more than five percent (5%) less than the rent or sale price and terms offered to Grantee. In the event that Grantor secures an acceptable offer by a third party at a rent or sale price that is more than five percent (5%) less than the rent or sale price offered to Grantee, then Grantor shall provide written notice to Grantee, and Grantee shall have fifteen (15) days to accept or reject the terms contained in such offer. If such offer is rejected, Grantor shall be free to ground lease or sell the Property to such third party; provided, however, in the event the Property is not ground leased or sold to such third party within six months or Grantor further reduces the rent or sale price or terms, Grantor shall once again be required to issue a Grantor’s Offer to Grantee. If Grantee engages a broker to assist with its acquisition of the Property, then Grantee shall be solely responsible for paying such broker.

(b)    Notwithstanding anything in this Agreement to the contrary, the Agreement and Grantee’s rights in this Agreement shall not be applicable to a transfer of all or any portion of the Property pursuant to a deed of trust or with respect to any foreclosure or deed in lieu of foreclosure under such deed of trust.

3.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina (without regard for the conflict of laws principles thereof).

(b)    Jurisdiction. Each party hereto agrees that any action or proceeding against such party relating in any way to this Agreement shall be brought and enforced in the federal or state courts sitting in Wake County, North Carolina (the "Applicable Court"), and each party hereto irrevocably submits to the exclusive jurisdiction of such court in respect of any such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of venue of any such action or proceeding in the Applicable Court, and any claim that any such action or proceeding brought in such court has been brought in any inconvenient forum. Each of the parties hereto irrevocably and unconditionally agrees, (i) to the extent such party is not
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otherwise subject to service of process in the State of North Carolina, to appoint and maintain an agent in the State of North Carolina as such party's agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (ii) that service of process may, to the fullest extent permitted by applicable laws, rules and regulations (“Legal Requirements”), also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by applicable Legal Requirements, have the same legal force and effect as if served upon such party within the State of North Carolina.

(c)    Amendment. Except as expressly provided in this Agreement, this Agreement may be modified or amended only upon the written agreement of all parties hereto.

(d)    Notices. All notices, demands, requests, consents, approvals, and other communications (each, a “Notice”) required or permitted to be given hereunder, in order to be effective, shall be in writing and sent by (i) hand delivery, (ii) email transmission (or similar device), (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) special delivery service (e.g., Federal Express, DHL, UPS, etc.), addressed to the party to be so notified as follows (provided that all Notices given under clauses (i), (iii) and (iv) shall also be delivered by e-mail transmission addressed as follows):

If to Grantor:    Bandwidth Inc.
            900 Main Campus Drive, Suite 100
            Raleigh, North Carolina 27606
            Attn: General Counsel
                        Email: [ ]

            If to Grantee:        c/o Capitol Broadcasting Company, Inc.
                        2619 Western Boulevard
                        Raleigh, North Carolina 27606
                        Attention: General Counsel
            Email: [ ]

And

                        c/o USAA Real Estate Company, LLC
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attn: Edmund Donaldson
Email: [ ]

with a copy to:

                        c/o Capitol Broadcasting Company, Inc.
                        300 Blackwell Street, Suite 104
                        Durham, North Carolina 27701
                        Attn: Michael J. Goodmon, Sr.
Email: [ ]

with a copy to:
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                        c/o East West Partners Management Company, Inc.
                        1450 Environ Way
                        Chapel Hill, NC 27517
                        Attn: Benjamin S. Perry
                        Email: [ ]

                        with a copy to:

                        c/o USAA Real Estate Company, LLC
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attn: Carrington Brown
Email: [ ]

with a copy to:

c/o USAA Real Estate Company, LLC
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attn: Legal Department
Email: [ ]

Each Notice sent in accordance with the requirements of this section shall be deemed effectively given upon actual receipt (or, in the case of e-mail, upon receipt of a read receipt). Each person designated herein to receive any Notice or a copy thereof may change the address at which, or the person to whom, Notice or a copy thereof is to be delivered, by Notice given in accordance with the requirements of this section.

(e)    Headings. The Article and Section headings of this Agreement are for convenience only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

(f)    Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of any party hereto.

(g)    Construction. No oral explanation of or oral information relating to this Agreement offered by any party hereto shall alter the meaning or interpretation of this Agreement.

(h)    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

(i)    Successors and Assigns. Grantee's rights and obligations under this Agreement is a personal right in favor of Grantee and shall not be assigned without Grantor's prior written consent, and any assignment without that consent shall be void; provided, however, notwithstanding the foregoing to the contrary, Grantee shall have the right to assign its interest under this Agreement to any Permitted Assignees. Subject to this restriction, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. “Permitted Assignee” means, with respect to Grantee, any Affiliate, member or manager of Grantee, or any Affiliate of such member or manager. “Affiliate” means with respect to any individual or entity, another individual or entity, directly or
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indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the individual or entity in question.

(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. The exchange of signature pages by Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. Signatures of the parties transmitted by Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.

(k)    Ambiguities. All of the parties to this Agreement have participated in the negotiation and drafting hereof. Accordingly, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity, in any legal proceeding, to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

(l)    Entire Agreement. The terms and conditions contained herein constitute the entire agreement between the parties concerning the subject matter hereof, and shall supersede all previous communications, either oral or written, between the parties hereto, and no agreement or understanding varying or extending this Agreement shall be binding upon either party unless in writing, signed by a duly authorized officer or representative of each party.

(m)    Assessment of Costs and Attorneys' Fees. In any action or proceeding between or among the parties, the prevailing party shall receive from the non-prevailing party all of its costs and reasonable attorneys' fees and disbursements.

(n)    Time of Essence. Time is of the essence in this Agreement.

(o)    Recordation. The parties agree that a memorandum of this Agreement shall be recorded in the Registry. In the event of the expiration and termination of this Agreement pursuant to Section 2 above, Grantee shall deliver, promptly upon the request of Grantor, and at a time which will be prior to or simultaneous with the closing of such sale, an appropriate document in recordable form evidencing the waiver and release of Grantee’s rights under this Agreement with respect to the Property.

(p)    Publicity. Subject to Section 3(o) above, no party shall issue any press release or otherwise publicize or disclose the terms of this Agreement without the consent of the other party, except as such disclosure may be made in the course of normal reporting practices by a party to its partners, shareholders, consultants, attorneys, accountants, or members or as otherwise required by law, including any applicable state and federal securities laws.

(q)    Further Action. Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

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[EXECUTION PAGE FOLLOWS]
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Adjacent Parcel Right of First Offer Agreement as of the date and year first above written.

GRANTOR:

BANDWIDTH INC.,
a Delaware corporation

By:    _________________________

Name:    _________________________

Title:    _________________________

Right of First Offer Agreement

GRANTEE:

USEF EDWARDS MILL OWNER, LLC,
a Delaware limited liability company

By:    USEF Edwards Mill Venture, LLC,
    a Delaware limited liability company,
    its Member

                By:      Athens Development Partners, LLC,
                          a North Carolina limited liability company,
        its Administrative Manager

                                  By:    Liberty Real Estate Investment, LLC,
                                                   a North Carolina limited liability company,
                its Manager

                                                By:      Capitol Broadcasting Company, Incorporated,
                                                          a North Carolina corporation,
                    its Manager

                    By:       ________________________________
Michael J. Goodmon, Sr.,
Senior Vice President

Right of First Offer Agreement

EXHIBIT A

Description of the Property

EXHIBIT B

Description of the Grantee Property

PREPARED BY AND RETURN TO:

Moore & Van Allen PLLC
Attn: Evan Bass
100 N. Tryon Street, Suite 4700
Charlotte, NC 28202-4003

MEMORANDUM OF ADJACENT PARCEL RIGHT OF FIRST OFFER AGREEMENT

This Memorandum of Adjacent Parcel Right of First Offer Agreement (this “Memorandum”) is executed and effective as of __________, 2021, by and between BANDWIDTH INC., a Delaware corporation, having an address at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, Attn: General Counsel (“Grantor”) and USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company, having an address at c/o Capitol Broadcasting Company, Inc., 2619 Western Boulevard, Raleigh, North Carolina 27606, Attention: General Counsel (“Grantee”).
R E C I T A L S:
WHEREAS, Grantor is the fee simple owner of certain real property located in Raleigh, Wake County, North Carolina, as more particularly described on Exhibit “A” attached hereto (the “Property”).

WHEREAS, Grantor and Grantee entered into that certain Adjacent Parcel Right of First Offer Agreement (the “Agreement”), dated as of the date hereof, affecting the Property.

WHEREAS, Grantor and Grantee desire to give actual and constructive notice to all persons interested in Grantor’s Property of the existence of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby declare and agree as follows:
1.    Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.
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2.    Right of First Offer. Pursuant to the Agreement, Grantor granted to Grantee certain rights of first offer with respect to the Property, and such rights of first offer shall continue in full force and effect unless such rights terminate, expire or are exercised in accordance with the terms and conditions of the Agreement.
3.    Counterparts. This Memorandum may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.
4.    Captions. Any captions for the sections of this Memorandum are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Memorandum.
5.    Severability. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.
6.    Construction. The parties hereto stipulate and agree that the rule of construction to the effect that any ambiguities are to be, or may be, resolved against the drafting party shall not be employed in the interpretation of this Memorandum to favor either party against the other. All terms, conditions, and agreements contained within the Agreement are fully incorporated herein by reference as if fully set forth herein. In the event of any conflict between the provisions of this Memorandum and the provisions of the Agreement, the provisions of the Agreement shall control.
7.    Successors and Assigns. The terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.

REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE PAGES FOLLOW

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IN WITNESS WHEREOF, Grantor has caused this instrument to be signed as of the day and year first above written.

GRANTOR:

BANDWIDTH INC.,
a Delaware corporation

By:    ______________________________

Name:    ______________________________

Title:    ______________________________

STATE OF __________________    )
                    )
COUNTY OF ________________    )

I certify that the following person personally appeared before me this day, acknowledging to me that he/she signed the foregoing document: ____________ in his authorized capacity.

Date:___________________, 2021
    Notary Public
[Notarial Seal/Stamp]

    Print Name

                        My commission expires:

Memorandum of Adjacent Right of First Offer Agreement

IN WITNESS WHEREOF, Grantee has caused this instrument to be signed as of the day and year first above written.

GRANTEE:

USEF EDWARDS MILL OWNER, LLC,
a Delaware limited liability company
By:    USEF Edwards Mill Venture, LLC,
    a Delaware limited liability company, its Member

                By:      Athens Development Partners, LLC,
                          a North Carolina limited liability company, its Administrative Manager

                                  By:    Liberty Real Estate Investment, LLC,
                                                   a North Carolina limited liability company, its Member/Manager

                                                By:      Capitol Broadcasting Company, Incorporated,
                                                          a North Carolina corporation, its Manager

                    By:       _______________________________________
Michael J. Goodmon, Sr., Senior Vice President

STATE OF NORTH CAROLINA    )
                    )
COUNTY OF ________________    )

I certify that the following person personally appeared before me this day, acknowledging to me that he signed the foregoing document: Michael J. Goodmon, Sr. in his authorized capacity.

Date:___________________, 2021
    Notary Public
[Notarial Seal/Stamp]

    Print Name

                        My commission expires:

Memorandum of Adjacent Right of First Offer Agreement

Exhibit A

to

Memorandum of Adjacent Parcel Right of First Offer Agreement

The Property

[OMITTED]

EXHIBIT D
Easement and Use Agreement

Prepared by and return to: Holly S. Bannerman Moore & Van Allen PLLC 100 N. Tryon Street, Suite 4700 Charlotte, NC 28202-4003

STATE OF NORTH CAROLINA
EASEMENT AND USE AGREEMENT
WAKE COUNTY

THIS EASEMENT AND USE AGREEMENT (this “Agreement”) is made by and between USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company (including its successors and assigns, “Phase 1 Owner”) and BANDWIDTH INC., a Delaware corporation (including its successors and assigns, “Phase 2 Owner”) and is effective upon recordation in the Office of the Register of Deeds of Wake County (the “Registry”).

RECITALS

A.    Phase 1 Owner is the owner of that certain parcel of land being more particularly described on Exhibit A (the “Phase 1 Property”).

B.    Phase 2 Owner is the owner of that certain parcel of land adjoining the Phase 1 Property, being more particularly described on Exhibit B (the “Phase 2 Property” and together with the Phase 1 Property, the “Property”).

C.    The Parties desire to enter into this Agreement in order to (i) provide for certain access and easement rights, as more particularly described herein, (ii) agree to certain maintenance and cost-sharing obligations with respect to State Farm Road and (iii) subject the Phase 2 Property to certain restrictions as hereinafter set forth.

    NOW THEREFORE AND WITH CONSIDERATION HEREBY ACKNOWLEDGED:

Section 1.    Recitals; Exhibits. The recitals set forth above are true and correct and are incorporated herein by reference. All exhibits attached to this Agreement are hereby incorporated by reference.

    Section 2.     Definitions. In addition to any terms whose definitions are fixed and defined elsewhere in this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the following meaning:
(a)The term “Effective Date” shall mean the date this Agreement is recorded in the Registry.

(b)The term “Lease” shall mean that certain Lease Agreement by and between Phase 1 Owner, as landlord, and Phase 2 Owner, as tenant, for the lease by Phase 2 Owner of the Phase 1 Property, as further identified in that certain Memorandum of Lease recorded at Book ___, Page ___ in the Registry.

(c)The term “Maintenance Costs” shall mean the reasonable, out-of-pocket costs incurred by Phase 2 Owner under (i) this Agreement, and (ii) the Maintenance Agreement (as hereinafter defined) in connection with the Maintenance Work (as defined in the Maintenance Agreement), as applicable. Maintenance Costs shall not include any (i) late fees, penalties, or other charges incurred by Phase 2 Owner as a result of its failure to timely pay all Maintenance Costs when due, or (b) any costs incurred by Phase 2 Owner as a result of the negligence or willful misconduct of Phase 2 Owner, its employees, tenants, customers or invitees, as applicable. Phase 1 Owner shall be responsible for 100% of any Maintenance Costs incurred by Phase 2 Owner as a result of the negligence or willful misconduct of Phase 1 Owner, its employees, tenants, customers or invitees, as applicable.

(d)The term “Parking and Stormwater Improvements” means the parking lot, stormwater pond and certain improvements and amenities related thereto to be constructed or installed by Phase 1 Owner on that certain parcel of land owned by the State and located adjacent to the Phase 2 Property off Edwards Mill Road, as shown on Exhibit C attached hereto.

(e)The term “Party” or “Parties” means, in the singular, Phase 1 Owner or Phase 2 Owner, as applicable, and, in the plural, Phase 1 Owner and Phase 2 Owner.

(f)The term “Phase 1 Improvements” means the development and construction of an office building, fitness building, school building, multi-purpose building, parking facility and improvements and amenities related thereto on the Phase 1 Property by Phase 1 Owner, as depicted on Exhibit C attached hereto.

(g)The term “Phase 1 Owner” means Phase 1 Owner and any subsequent owner, whether one or more persons or entities, of fee simple title to the Phase 1 Property, as the case may be, but excluding those having such interest merely as security for the performance of an obligation.

(h)The term “Phase 1 Owner Work” means, collectively, the Phase 1 Improvements, the Parking and Stormwater Improvements, the Phase 2 Sitework, the State Farm Road Improvements and the Phase 1 Utilities (as defined in Section 4 below).

(i)The term “Phase 1 Party” or “Phase 1 Parties” means, in the singular, Phase 1 Owner or its agent, employee, tenant, customer or invitee, as applicable, and in the plural, the Phase 1 Owner and its agents employees, tenants, customers or invitees.

(j)The term “Phase 1 Roads” means those certain roads to be designed and constructed by Phase 1 Owner, at its sole cost an expense, on the Phase 1 Property in the areas generally shown on Exhibit C attached hereto, as such roads may be reconfigured, from time to time.

(k)The term “Phase 2 Improvements” means the development and construction of any improvements on the Phase 2 Property other than the Phase 1 Owner Work. All Phase 2 Improvements shall be constructed by Phase 2 Owner at its cost and expense. The Parties anticipate that no Phase 2 Improvements shall be performed during the construction of the Phase 1 Owner Work.

(l)The term “Phase 2 Owner” means Phase 2 Owner and any subsequent owner, whether one or more persons or entities, of fee simple title to the Phase 2 Property, as the case may be, but excluding those having such interest merely as security for the performance of an obligation.

(m)The term “Phase 2 Party” or “Phase 2 Parties” means, in the singular, Phase 2 Owner or its agent, employee, tenant, customer or invitee, as applicable, and in the plural, the Phase 2 Owner and its agents, employees, tenants, customers or invitees.

(n)The term “Phase 2 Roads” means those certain roads to be designed and constructed by (i) Phase 1 Owner on the Phase 2 Property as part of the Phase 1 Owner Work, including, but not limited to, the public access easement shown on Exhibit C (the “Phase 1 Owner Road Work”) and (ii) Phase 2 Owner, if any, at its sole cost and expense, in connection with the Phase 2 Improvements, as such roads may be reconfigured, from time to time.

(o)The term “Phase 2 Sitework” means the (i) site planning, site disturbance, infrastructure installation and other sitework activities and improvements to be performed by Phase 1 Owner on the Phase 2 Property and (ii) construction of the Phase 1 Owner Road Work, as more particularly described in the Lease.

(p)The term “Private Roads” means, with respect to the Phase 1 Property, the Phase 1 Roads, and, with respect to the Phase 2 Property, the Phase 2 Roads. The Private Roads are shown as “Private Roads” on Exhibit C attached hereto.

(q)The term “Proportionate Share” shall be, with respect to each fee simple owner of a portion of the Property, a fraction, the numerator of which is the acreage of the such owner’s portion of the Property and the denominator of which is the total acreage of the Property.

(r)The term “State” means the State of North Carolina.

(s)The term “State Fair” means the 2021 North Carolina State Fair, scheduled to begin on October 14, 2021 and end on October 24, 2021.

(t)The term “State Farm Road” means that certain private road owned by the State and commonly known as State Farm Road, as shown on Exhibit C attached hereto.

(u)The term “State Farm Road Improvements” means the expansion of, and the improvements to be constructed on State Farm Road, as depicted on Exhibit C attached hereto.

(v)The term “Temporary Parking Area” shall mean either the parking area described and shown as “Option #1” on Exhibit E attached hereto, or the parking area described and shown as “Option #2” on Exhibit E attached hereto.

(w)The term “Usage Share” shall be, with respect to each fee simple owner of a portion of the Property, a fraction, the numerator of which is the usage of the Shared Utility by such owner’s portion of the Property and the denominator of which is the total usage by the Property of such Shared Utility, as determined based on applicable industry standards.

(x)The term “Use Restriction Period” shall be that period commencing on the Effective Date and ending on the later to occur of (i) the date Bandwidth Inc. sells, transfers or conveys all or any portion of the Phase 2 Property to an unaffiliated third party, and (ii) the date the Lease expires or is earlier terminated.

    Section 3.    Construction Responsibilities; Temporary Construction Easements. Phase 1 Owner shall be responsible for the construction and installation of the Phase I Owner Work. Subject to the terms of the Lease, Phase 1 Owner shall perform the Phase 1 Owner Work at its sole cost and expense. Phase 2 Owner hereby grants to Phase 1 Owner a temporary construction easement over, upon, across and through those portions of the Phase 2 Property as reasonably necessary to construct and install the Phase 1 Owner Work (the “Temporary Construction Easement”). The Temporary Construction Easement shall automatically expire and terminate upon final completion of the Phase 1 Owner Work without the need for recording any additional instrument evidencing such termination; provided that, upon reasonable request, Phase 1 Owner shall execute a termination of the Temporary Construction Easement in form and substance acceptable to the Parties, such termination to be prepared and recorded by Phase 2 Owner at its cost and expense.

Section 4.    Utility Easements.

    (a)    The Parties hereby acknowledge and agree that in connection with the development of the Phase 1 Improvements and the Phase 2 Improvements, each of Phase 1 Owner and Phase 2 Owner will need to construct and install certain utilities on its respective portion of the Property, including, without limitation, for sewer, water, gas, electricity, telecommunications and stormwater (the “Phase 1 Utilities” and the “Phase 2 Utilities”, respectively).

        (i)    Phase 1 Owner does hereby grant to Phase 2 Owner a temporary construction easement over, upon, across and through those portions of the Phase 1 Property to remain undeveloped pursuant to the plans for the Phase 1 Improvements, as depicted on Exhibit C, as may be reasonably necessary to construct and install the Phase 2 Utilities in the future (the “Phase 2 Temporary Construction Easement”). The Phase 2 Temporary Construction Easement shall run with title as a burden upon the Phase 1 Property and shall inure to the benefit of the Phase 2 Property. The Phase 2 Temporary Construction Easement shall automatically expire and terminate upon final completion of the Phase 2 Utilities without the need for recording any additional instrument evidencing such termination; provided that, upon reasonable request, Phase 2 Owner shall execute a termination of the Phase 2 Temporary Construction Easement in form and substance acceptable to the Parties, such termination to be prepared and recorded by Phase 1

Owner at its cost and expense. Notwithstanding a termination of the Phase 2 Temporary Construction Easement, the Phase 2 Maintenance Easement (hereinafter defined) shall remain in full force and effect, as applicable and as provided herein. If Phase 2 Owner elects to construct and install any Phase 2 Utilities it shall be responsible for one hundred percent (100%) of the cost of such construction and installation (except for any damage caused by a Phase 1 Party). Construction of the Phase 2 Utilities shall be performed in compliance with all laws and Phase 2 Owner shall promptly pay for all work and materials when due so that the Phase 1 Property remains free of liens for labor and materials.

    Prior to commencing any work on the Phase 2 Utilities that will require Phase 2 Owner to use the Phase 2 Temporary Construction Easement, Phase 2 Owner shall (i) notify Phase 1 Owner of (w) the approximate start and finish date of the work on the Phase 2 Utilities, (x) the approximate location of the Phase 2 Temporary Construction Easement based on plans developed or to be developed in the future for the Phase 2 Utilities, (y) the approximate location of the Phase 2 Utilities based on plans developed or to be developed in the future for the Phase 2 Utilities (the location of the Phase 2 Utilities shall be subject to Phase 1 Owner’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) and (z) cause its contractors to carry and maintain the insurance required herein, and all other insurance policies customary for a contractor to carry in connection with the work being performed, naming Phase 1 Owner as an additional insured. Phase 2 Owner shall use the Phase 2 Temporary Construction Easement in a manner as to not unreasonably interfere with a Phase 1 Party’s use of and access to the Phase 1 Property and the Phase 1 Utilities and upon commencement of the construction of the Phase 2 Utilities, Phase 2 Owner shall complete same as soon as reasonably practicable. Phase 2 Owner, at its cost and expense, shall repair any damage to the Phase 1 Property caused by the construction and installation of the Phase 2 Utilities, and shall restore the Phase 1 Property to the condition existing prior to any such construction and installation of the Phase 2 Utilities.

        (ii)    Phase 2 Owner hereby approves the Phase 1 Utilities shown on Exhibit D attached hereto. In connection with the construction and installation of the Phase 1 Utilities, Phase 2 Owner does hereby grant to Phase 1 Owner a temporary construction easement over, upon, across and through the Phase 2 Property (the “Phase 1 Temporary Construction Easement”). The Phase 1 Temporary Construction Easement shall run with title as a burden upon the Phase 2 Property and shall inure to the benefit of the Phase 1 Property. The Phase 1 Temporary Construction Easement shall automatically expire and terminate upon final completion of the Phase 1 Utilities without the need for recording any additional instrument evidencing such termination; provided that, upon reasonable request, Phase 1 Owner shall execute a termination of the Phase 1 Temporary Construction Easement in form and substance acceptable to the Parties, such termination to be prepared and recorded by Phase 2 Owner at its cost and expense. Notwithstanding a termination of the Phase 1 Temporary Construction Easement, the Phase 1 Maintenance Easement (hereinafter defined) shall remain in full force and effect, as provided herein.

        The Phase 1 Utilities shall be constructed and installed by Phase 1 Owner at its sole cost and expense (except as expressly provided in the Lease). Construction of the Phase 1 Utilities shall be performed in compliance with all laws and Phase 1 Owner shall promptly pay for all work and materials when due so that the Phase 2 Property remains free of liens for labor and materials. During the construction and installation of the Phase 1 Utilities, Phase 1 Owner shall cause its contractors to carry and maintain the insurance required herein, and all other insurance policies customary for a contractor to carry in connection with the work being performed, naming

Phase 2 Owner as an additional insured. For the avoidance of doubt, the Phase 1 Utilities include those utilities located on both the Phase 1 Property and the Phase 2 Property, as shown on Exhibit D attached hereto.

        If, at any time after installation of the Phase 1 Utilities is complete, Phase 1 Owner needs to install additional Phase 1 Utilities on the Phase 2 Property, then Phase 2 Owner hereby grants to Phase 1 Owner the rights granted to Phase 2 Owner by Phase 1 Owner under Section 4(a)(i) hereof, and Phase 1 Owner hereby acknowledges and agrees such rights shall be subject to the applicable terms and conditions set forth in Section 4(a)(i).

    (iii)    Phase 1 Owner hereby grants to Phase 2 Owner, and Phase 2 Owner hereby grants to Phase 1 Owner, the ongoing right to connect to any existing Phase 1 Utilities or Phase 2 Utilities, as applicable, provided such connection shall not affect the Utility Connection Owner’s (as defined below) access to and use of its existing utilities. The location of such connection shall be subject to the consent of the owner of the Property on which the connection shall be made (the “Utility Connection Owner”).

    (iv)    For purposes hereof, “Phase 2 Utilities” shall mean any utilities installed by Phase 2 Owner after Phase 1 Owner has completed the Phase 1 Owner Work and the installation of the Phase 1 Utilities.

    (b)    Phase 1 Owner hereby grants to Phase 2 Owner, and Phase 2 Owner hereby grants to Phase 1 Owner, (i) a perpetual , non-exclusive easement running 15 feet on either side of the pipe, line or conduit installed as a Phase 1 Utility or the Phase 2 Utility, respectively, and (ii) a perpetual, non-exclusive, reciprocal easement over, on, through and across the Phase 1 Property and the Phase 2 Property, respectively, as may be reasonably necessary for the maintenance, repair and replacement of the Phase 1 Utilities and the Phase 2 Utilities by Phase 1 Owner and Phase 2 Owner, respectively (the “Phase 1 Maintenance Easement” and the “Phase 2 Maintenance Easement”, respectively).

    (c)    To the extent there exists, or shall exist, any utilities or related facilities that service both the Phase 1 Property and the Phase 2 Property (“Shared Utility” or “Shared Utilities”), Phase 2 Owner shall be responsible for performing any maintenance, repair or replacement of such Shared Utilities, at its cost, provided that Phase 1 Owner shall reimburse Phase 2 Owner for its Usage Share of the applicable Maintenance Costs, which reimbursement shall be made within thirty (30) days following Phase 1 Owner’s receipt of an invoice therefor, along with any other supporting documentation reasonably requested by Phase 1 Owner, from Phase 2 Owner.

    Section 5.    Cross-Access Easements. Phase 1 Owner does hereby grant and convey to Phase 2 Owner, for the benefit of all Phase 2 Parties, and Phase 2 Owner does hereby grant and convey to Phase 1 Owner, for the benefit of all Phase 1 Parties, a perpetual, non-exclusive, reciprocal easement over, on, through and across the Private Roads, as applicable, for vehicular and, if applicable, pedestrian ingress and egress (the “Cross-Access Easement”). Subject to temporary closures in connection with maintenance and repair, Phase 1 Owner and Phase 2 Owner hereby acknowledge and confirm that each of said Parties is entitled to the unrestricted, non-exclusive use of the Private Roads for pedestrian, vehicular and bicycle ingress and egress, and that each of said Parties shall use the Private Roads in a manner as to not unreasonably interfere with the rights granted to the other Party under this Agreement. Each Party, at its sole cost and expense, shall maintain, repair and replace the Private Roads on their respective Property; provided, however, each Party (for purposes of this Section 5, the “Responsible Party”) shall be responsible for the cost of any maintenance, repair or replacement of the Private Roads located on the non-Responsible Party’s portion of the Property required due to the negligence or willful misconduct of the Responsible Party, its agents, employees, tenants, customers or invitees.

Section 6.    Parking and Access Easements.

    (a)    Phase 2 Owner hereby grants and conveys to Phase 1 Owner a temporary construction easement over, upon, across and through those portions of the Phase 2 Property as reasonably necessary to construct (as described on Exhibit E attached hereto), install and remove the Temporary Parking Area (the “Temporary Parking Construction Easement”). Phase 1 Owner shall have the option, but not the obligation, to construct the Temporary Parking Area in connection with the State Fair, and if Phase 1 Owner elects to construct the Temporary Parking Area, such construction shall be at Phase 1 Owner’s cost and expense. The Temporary Parking Construction Easement shall automatically expire and terminate on November 30, 2021 without the need for recording any additional instrument evidencing such termination.

(b)    If the Temporary Parking Area is constructed by Phase 1 Owner, then Phase 2 Owner hereby grants and conveys to Phase 1 Owner, for the benefit of all Phase 1 Parties and the attendees of the State Fair, a temporary easement for the parking of motor vehicles in the Temporary Parking Area (the “Parking Easement”) during the calendar month of October 2021.

(c)    If the Temporary Parking Area is constructed by Phase 1 Owner, then Phase 2 Owner hereby grants and conveys to Phase 1 Owner, for the benefit of all Phase 1 Parties and the attendees of the State Fair, a non-exclusive easement over, on, through and across the Phase 2 Property as reasonably necessary to access the Temporary Parking Area from the adjacent public rights of way (the “Parking Access Easement”).

(d)    Each of the Parking Easement and the Parking Access Easement shall automatically expire and terminate on October 31, 2021 without the need for recording any additional instrument evidencing such termination.

Section 7.    State Farm Road.

(a)    Pursuant to that certain Easement Agreement by and between the State and Phase 2 Owner, recorded in Book ____, Page ____ of the Registry, the State granted to Phase 2 Owner, its successors and assigns, a perpetual, non-exclusive access easement on, over, and upon State Farm Road.

(b)    Pursuant to that certain Use and Maintenance Agreement by and between the State and Phase 2 Owner, dated [ ], 2021 (the “Maintenance Agreement”), Phase 2 Owner agreed to maintain State Farm Road, at its sole cost.

    (c)    Phase 2 Owner shall be responsible for performing the Maintenance Work, at its cost, provided that Phase 1 Owner shall reimburse Phase 2 Owner for its Proportionate Share of the applicable Maintenance Costs, which reimbursement shall be made within thirty (30) days following Phase 1 Owner’s receipt of an invoice therefor, along with any other supporting documentation reasonably requested by Phase 1 Owner, from Phase 2 Owner.

    (d)    Phase 2 Owner hereby represents and warrants to Phase 1 Owner that it shall (i) timely comply with its obligations under the Maintenance Agreement and (ii) perform all Maintenance Work in a good and workmanlike manner, in compliance with all applicable laws, and in a manner as to minimize any interference with Phase 1 Owner’s access to and use of State Farm Road. In the event Phase 2 Owner does not timely or fully comply with its obligations as set forth in the Maintenance Agreement, and such failure by the Phase 2 Owner materially and adversely affects Phase 1 Owner’s access to and use of State Farm Road and continues for sixty (60) days after Phase 2 Owner’s receipt of notice thereof from Phase 1 Owner (provided, that such time period shall be extended day for day for any force majeure event), Phase 1 Owner shall have the right to perform or complete such unsatisfied obligations and Phase 2 Owner shall reimburse Phase 1 Owner for its Proportionate Share of the out-of-pocket costs incurred by Phase 1 Owner in connection with such work within thirty (30) days following its receipt of an invoice therefor, along with any other supporting documentation reasonably requested by the Phase 2 Owner, from the Phase 1 Owner.

Section 8.    Use Restrictions. During the Use Restriction Period, neither the Phase 1 Property nor the Phase 2 Property (or any portion thereof) shall not be developed, leased or used for, or in connection with (collectively, the “Use Restrictions”):

(i)    Any cemetery, mortuary, or slaughterhouse;
(ii)    A lumber yard or any operation creating an excessive quantity of dust, dirt, or fly ash;
(iii)    Any fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks;
(iv)    Any distillation (other than a small spirit distillery or craft brewery), refining, smelting, agriculture or mining operations or any drilling for or removal of subsurface substances;
(v)    Any mobile home or trailer court, labor camp, junkyard, or stockyard;
(vi)    Any dumping of garbage or refuse, other than in enclosed receptacles intended for such purpose;
(vii)    Any adult book store, strip club, peep show, a facility for the sale or display of pornographic material, a facility for the sale or display of paraphernalia for use with illicit drugs, off-track betting facility, casino, card club, bingo parlor, facility containing gaming equipment;
(viii)    Any fire sale, flea market, bankruptcy sale (unless pursuant to a court order), going out of business sale or auction operation;
(ix)    Any land fill, garbage dump or facility for disposing, incinerating or reduction of garbage;
(x)    Any public or private prison or jail, abortion clinic, food bank or recycling center;
(xi)    Any tattoo or piercing parlor, pawn shop or legal dispensary; and
(xii)    Any automotive repair shop, laundromat or dry cleaner or gun club/shooting range; and
(xiii)    Any business that produces or emits obnoxious odor or persistent, objectionable noise during normal business hours.

During the Use Restriction Period, if Phase 2 Owner violates or proposes to violate any of the terms, restrictions, covenants, and conditions of this Section 8, then Phase 1 Owner shall have, in addition to all other rights and remedies available hereunder, at law, or in equity, the right to have such violation or threatened violation enjoined by any court of competent jurisdiction; provided, however, that sixty (60) days prior to the commencement of any such action, Phase 1 Owner shall give written notice of such violation to Phase 2 Owner, which notice shall contain the person or entity accused of such violation or threatened violation, if known by Phase 1 Owner. Notwithstanding the foregoing, if an actual violation of this Section 8 by Phase 2 Owner deprives the Phase 1 Owner or the Phase 1 Parties of access to the Phase 1 Property or unreasonably interferes with Phase 1 Owner’s and/or Phase 1 Parties’ full use of the Phase 1 Property, then the thirty (30) day notice provision of this Section 8 shall not apply.
During the Use Restriction Period, if Phase 1 Owner violates or proposes to violate any of the terms, restrictions, covenants, and conditions of this Section 8, then Phase 2 Owner shall have, in addition to all other rights and remedies available hereunder, at law, or in equity, the right to have such violation or threatened violation enjoined by any court of competent jurisdiction; provided, however, that sixty (60) days prior to the commencement of any such action, Phase 2 Owner shall give written notice of such violation to Phase 1 Owner, which notice shall contain the person or entity accused of such violation or threatened violation, if known by Phase 2 Owner. Notwithstanding the foregoing, if an actual violation of this Section 8 by Phase 1 Owner deprives the Phase 2 Owner or the Phase 2 Parties of access to the Phase 2 Property or unreasonably interferes with Phase 2 Owner’s and/or Phase 2 Parties’ full use of the Phase 2 Property, then the thirty (30) day notice provision of this Section 8 shall not apply.
For the avoidance of doubt, the Use Restrictions shall no longer be applicable to or enforceable against the Phase 1 Property and the Phase 2 Property at the expiration of the Use Restriction Period,. The foregoing shall be automatic and no amendment to this Agreement shall be required in order to effectuate same.

    Section 9.    Default in Payment of Reimbursement. If either Party fails to reimburse the other Party within the 30-day period required hereunder, then such past due reimbursement amount shall bear interest at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum lawful contract rate per annum as of the first day such reimbursement is past due hereunder.

    Section 10.    Insurance. Each of the Parties shall carry general liability insurance in an amount no less than $1,000,000.00 per occurrence naming the other Parties (and any other party reasonably request by a Party) as an additional insured. Each Party’s policy shall include a waiver of subrogation against the other Parties.

    Section 11.    Private Agreement. This Agreement does not and shall not be construed to grant any rights to the public in general.

    Section 12.    Indemnification.

    (a)    Phase 1 Owner shall indemnify, defend, and hold Phase 2 Owner, its members, managers and lenders harmless from and against any and all claims, demands, losses, damages, liabilities, and expenses and all suits, actions, and judgments (including, but not limited to, costs and reasonable attorneys’ fees) (“Claims”) arising out of or in any way related to Phase 1 Owner’s use of the Temporary Construction Easement, Phase 1 Temporary Construction Easement, Phase 1 Maintenance Easement and Cross-Access Easement, as applicable, except for Claims caused by the negligence or willful act of a Phase 2 Party.

    (b)    Phase 2 Owner shall indemnify, defend, and hold Phase 1 Owner, its members, managers and lenders harmless from and against any and all Claims arising out of or in any way related to its, or its agents’ or employees’ use of the Phase 2 Temporary Construction Easement, Phase 2 Maintenance Easement and Cross-Access Easement, except for Claims caused by the negligence or willful act of a Phase 1 Party (provided, however, the foregoing exception shall exclude Phase 2 Owner if Phase 2 Owner or its affiliate is a then-current tenant of the Phase 1 Property).

    (c)    In addition to the indemnification obligations set forth above, (i) Phase 1 Owner shall promptly repair any and all damage to the Phase 2 Property caused, in whole or in party, by a Phase 1 Party in connection with the use of the easements granted herein, and return the Phase 2 Property to its condition prior to such damage and (ii) Phase 2 Owner shall promptly repair any and all damage to the Phase 1 Property caused, in whole or in part, by a Phase 2 Party in connection with the use of the easements granted herein, and return the Phase 1 Property to its condition prior to such damage.

    (d)    The provisions of this Section 12 shall survive termination of all or any portion of this Agreement.

    Section 13.    Covenants Running With Land. The obligations, easements and conditions contained in this Agreement are covenants running with the land; and they are made by the Parties for the benefit or burden, as applicable, of each owner of all or part of the Phase 1 Property and the Phase 2 Property. Any reference in this Agreement to Phase 1 Owner or the owner of the Phase 1 Property shall be deemed to refer to the then-owner of fee simple title to the Phase 1 Property and any reference to Phase 2 Owner or the owner of the Phase 2 Property shall be deemed to refer to the then-owner of fee simple title to the Phase 2 Property. The owner of the Phase 1 Property and the Phase 2 Property shall have no liability under this Agreement except with respect to matters occurring during the period of its ownership thereof.

    Section 14.    Binding Effect. This Agreement creates certain permanent easements as specifically granted herein, and shall be construed in accordance with the laws of the State and with the view of carrying out the intent of the parties hereto. The easement granted herein shall be appurtenant to and shall run with the Phase 1 Property and the Phase 2 Property, as applicable, and shall be binding upon each of the Parties and their respective successors and assigns. Such easements shall inure to the benefit of the applicable Party and its tenants, customers, invitees, licensees, successors and assigns.

Section 15.    Notice. Whenever any notice or other communication is required or permitted hereunder, such notice shall be in writing and shall be delivered in person or by Fed Ex (or other national overnight courier) to the addresses set out below or to such other addresses as are specified by written notice delivered in accordance herewith:

If to Phase 1 Owner:    USEF Edwards Mill Owner, LLC
c/o Capitol Broadcasting Company
2619 Western Boulevard
Raleigh, North Carolina 27606
Attn: General Counsel

If to Phase 2 Owner:    Bandwidth Inc.
900 Main Campus Drive, Suite 100
Raleigh, North Carolina 27606

Attn: General Counsel

Any notice or other communication delivered in accordance with the terms hereof shall be deemed received by the party to whom it is given (i) on the date of delivery if delivered in person, or (ii) on the date or delivery, or refusal of delivery, if delivered by Federal Express (or comparable overnight courier). Each Party shall use commercially reasonable efforts to simultaneously deliver a copy of any notice hereunder to the other Party via email in addition to the other methods of delivery.
Section 16.    Miscellaneous.    Each Party hereto represents and warrants to the other that the execution and delivery of this Agreement by each such party is authorized by all necessary corporate, limited liability company or partnership action, as applicable. Upon request of any Party, each Party shall provide to the requesting party evidence of the authority of the person executing this Agreement on behalf of such party. Anytime the consent of a Party is needed under this Agreement, such consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement may be executed in multiple, separate counterparts. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of the Agreement, the prevailing party or parties shall be entitled to recover reasonable paralegal and attorneys’ fees and other costs incurred in that action or proceeding, including those related to appeals in addition to any other relief to which it or they may be entitled. This Agreement may be modified, amended or terminated by the recording of an agreement of modification, amendment or termination executed by the Parties.

[Signature and Exhibits to Follow]

IN WITNESS WHEREOF, Phase 1 Owner has caused this Agreement to be signed in its name on the date notarized below.

PHASE 1 OWNER:

USEF EDWARDS MILL OWNER, LLC,
a Delaware limited liability company

    By:    USEF Edwards Mill Venture, LLC,
        a Delaware limited liability company, its Member

                    By:      Athens Development Partners, LLC,
                                    a North Carolina limited liability company, its Administrative Manager

                                  By:      Liberty Real Estate Investment, LLC,
                                                  a North Carolina limited liability company, its Member/Manager

                                                By:      Capitol Broadcasting Company, Incorporated,
                                                          a North Carolina corporation, its Manager

                    By:       _______________________________________
                        Michael J. Goodmon, Sr., Senior Vice President

STATE OF _____________________
COUNTY OF ___________________

    I certify that the following person personally appeared before me this day, acknowledging to me that he/she voluntarily signed the foregoing document for the purpose stated therein and in the capacity above indicated: __________________________.

Date:
    Official Signature of Notary Public

Notary printed or typed name

[OFFICIAL SEAL]                    My commission expires:_______________

IN WITNESS WHEREOF, Phase 2 Owner has caused this Agreement to be signed in its name on the date notarized below.

Phase 2 Owner:

BANDWIDTH INC.,
a Delaware corporation

By:    ___________________________

Name:    ___________________________

Title:    ___________________________

STATE OF _____________________
COUNTY OF ___________________

    I certify that the following person personally appeared before me this day, acknowledging to me that he/she voluntarily signed the foregoing document for the purpose stated therein and in the capacity above indicated: ____________________.

Date:
    Official Signature of Notary Public

Notary printed or typed name

[OFFICIAL SEAL]                    My commission expires:_______________

Exhibit A

Phase 1 Property Legal Description

[OMITTED]

Exhibit B

Phase 2 Property Legal Description

[OMITTED]

Exhibit C

Site Plan and Easement Areas

[OMITTED]

Exhibit D

Phase 1 Utilities

[OMITTED]

Exhibit E

Parking and Access Easement

[OMITTED]

EXHIBIT E
Form of Owner’s Affidavit

[OMITTED]